UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
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Yahoo! Inc.

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Yahoo! Inc. mailed the following letter to its stockholders on July 14, 2008.
July 14, 2008
Dear Fellow Stockholder:
We have written to you before to explain why we believe your Board of Directors has the knowledge, experience, independence and commitment to best represent the interests of all Yahoo! stockholders. We have also told you why we believe the slate of directors advanced by Carl Icahn is not the right answer for Yahoo!.
When Mr. Icahn began his proxy contest he had no articulated plan for Yahoo! other than a sale of the Company to Microsoft. Today he still lacks a plan that makes sense for Yahoo! stockholders. On Monday, July 7, Mr. Icahn announced that he and Microsoft had engaged in conversations he claimed could lead to a transaction between Yahoo! and Microsoft if his slate is elected. In what was clearly a coordinated approach, Microsoft promptly followed Mr. Icahn’s announcement with its own press release, stating that if – but only if – a new Board of Directors is elected, it might be interested in discussing either a transaction involving only Yahoo!’s valuable search assets or an acquisition of the entire Company (something Microsoft had refused to discuss with your Board for months).
The fact that Microsoft and Icahn had indeed teamed up to serve their own ends became entirely clear the evening of Friday, July 11, when Microsoft and Mr. Icahn jointly proposed a new complex restructuring of Yahoo! that would include the acquisition of Yahoo!’s search business by Microsoft. Your Board of Directors was given less than 24 hours to accept the proposal, the fundamental terms of which Microsoft and Mr. Icahn made clear they were unwilling to negotiate. After reviewing the proposal with our legal and financial advisors, your Board of Directors determined that accepting the proposal is not in the best interests of our stockholders.
The Board’s rejection of the new proposal was based on a number of factors, including the following:
1.	Yahoo!’s existing business plus its recently signed commercial agreement with Google has superior financial value and less complexity and risk than the Microsoft/Icahn proposal.

2.	The Microsoft/Icahn proposal would preclude a potential sale of all of Yahoo! for a full and fair price, including a control premium.

3.	The major component of the overall value per share asserted by Microsoft/Icahn would be in Yahoo!’s remaining non-search businesses which would be overseen by Mr. Icahn’s slate of directors, which has virtually no working knowledge of Yahoo!’s businesses.

4.	The Microsoft/Icahn proposal would require the immediate replacement of the current Board and removal of the top management team at Yahoo!. Your Board believes these moves would destabilize Yahoo! for the up to one year it would take to gain regulatory approval for this deal.

701 First Avenue • Sunnyvale, CA 94089 • phone 408 349-3300 • fax 408 349-3301	yahoo.com

We believe that this odd and opportunistic alliance of Microsoft and Carl Icahn has anything but the interests of Yahoo!’s stockholders in mind. Clearly, Microsoft, having failed to advance in search, is aligning with the short-term objectives of Mr. Icahn to coerce Yahoo! into selling its core strategic search assets on terms that are highly advantageous to Microsoft, but disadvantageous to Yahoo! stockholders. It is ludicrous to think that your Board would accept this “take it or leave it” proposal – under which we would restructure the Company and hand over to Microsoft Yahoo!’s valuable search business and to Carl Icahn the rest of the Company – with less than 24 hours to respond. We remain open to any transaction that delivers full value to our stockholders – we just do not believe such a transaction should be dictated by Microsoft and a single short-term investor.
In addition, Microsoft’s position that it would not deal with, or otherwise engage with, Yahoo!’s management to reach agreement on this proposal or to implement it, is completely absurd and irresponsible given the complexity of the deal – one that requires the removal of half of Yahoo!’s business from Yahoo! and then its integration into Microsoft.
In contrast, your Board of Directors points out that a transaction to acquire the whole Company would be much more straightforward and involve far less risk than the new proposal or any similar alternative. The Board believes a whole company transaction could be negotiated and executed prior to August 1st. In communicating with Microsoft and Mr. Icahn our position with regard to their search and restructuring proposal, your Board not only repeated its offer to sell the entire Company to Microsoft for at least $33 per share, but also offered to negotiate an improved search only transaction. Microsoft rejected both offers.
Ironically, Mr. Icahn, who jointly with Microsoft developed and presented this proposal, had previously urged Yahoo! not to sell its search business to Microsoft. Specifically, in an interview on CNBC’s Fast Money program, on June 4, 2008, Mr. Icahn said, “... it’s crazy for this company now to do this alternative deal and give the store away, because obviously, an alternative deal is a poison pill because once you’ve done an alternative deal and given the search to Microsoft, you don’t need Microsoft to buy you anymore. So, that would be a poison pill....”
Significantly, the Board also believes Microsoft and Mr. Icahn are overstating the value their search and restructuring proposal would deliver to Yahoo! stockholders and substantially understating the risks. A transaction that would separate the Company’s search and display businesses is an undertaking of great complexity. While this most recent proposal contains a number of improvements over Microsoft’s earlier proposal, your Board’s conclusion that the current proposal is not in the best interests of stockholders is based on the following factors in addition to those we set forth above:
•	The revenue guarantees suggested, which are conditional and subject to reduction, are well below the search revenue that the Company is expected to generate on its own and in association with its announced commercial agreement with Google. That agreement alone is estimated to generate $250 to $450 million of incremental operating cash flow for the first twelve months following implementation, while allowing Yahoo! to remain a principal in paid search;

•	The success of the remaining Company is critically dependent on Microsoft’s ability to effectively monetize search;

•	Microsoft/Icahn’s proposed traffic acquisition costs rates are below market;

•	The proposal calls for Yahoo! to sell its industry-leading algorithmic search business and its related strategic and valuable intellectual property portfolio for no incremental consideration; and

•	Many of the components of the headline value that Mr. Icahn and Microsoft put forward, such as the spin-off of Yahoo!’s Asian assets and the return of cash to stockholders, are steps that could be taken by Yahoo! on its own, and the Board continues to evaluate these options.
The choice for Yahoo! stockholders is clear: turn your Company and its uniquely valuable combination of assets over to Carl Icahn and his nominees and allow Microsoft and Mr. Icahn to dismantle the Company and deliver our search business to Microsoft on terms that would be disadvantageous to Yahoo! stockholders, or re-elect your experienced and dedicated Board with a clear strategy and a demonstrated commitment to create value for Yahoo! stockholders. We are prepared to let you, our stockholders, not Microsoft and Carl Icahn, decide what is in your best interests and we look forward to the upcoming vote.
We strongly urge you to vote your WHITE Proxy Card today for your current Board of Directors.
Thank you for your support.

Roy Bostock	Jerry Yang
Chairman of the Board	Chief Executive Officer

If you have any questions about voting your shares, please contact:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: yahoo@mackenziepartners.com
Non-GAAP Financial Measures
This letter refers to operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF), which is a non-GAAP financial measure. The most comparable GAAP measure is income from operations. With respect to the OCF numbers provided in this release, the estimate of income from operations is the same as the estimated OCF, as the Company does not expect to incur any additional depreciation and amortization or stock-based compensation expense related to the Google agreement.
Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this letter due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users and employees; the implementation and results of Yahoo!’s ongoing strategic initiatives; the impact of organizational changes; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of your Board of Directors; the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners; and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this letter is as of July 14, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.